To the Board of Directors
   Cygni Systems Corporation
   Winnipeg, Canada

We hereby consent to your incorporation in this Form SB-2
Registration Statement of our report dated May 20, 2004 for the period from inception (March 18, 2004) through April 30, 2004, and to our being named as an expert.


/s/Malone & Bailey, PLLC
Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas


July 6, 2004